Calculation of Filing Fee Tables
S-8
SPAR Group, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share: To be issued under the 2026 Stock Compensation Plan	Other	2,000,000	$ 0.67	$ 1,340,000.00	0.0001381	$ 185.05
Total Offering Amounts:						$ 1,340,000.00		$ 185.05
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 185.05
Offering Note
[1]	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 (the "Registration Statement") also covers an indeterminate number of shares of common stock, $0.01 par value per share ("Common Stock"), of SPAR Group, Inc. (the "Registrant") that may be offered or issued by reason of stock splits, stock dividends or similar transactions. Represents 2,000,000 shares of Common Stock reserved for future issuance under the SPAR Group, Inc. 2026 Stock Compensation Plan. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant's common stock as reported on the OTCQB Market on September 4, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources